Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
PIONEER RESOURCE PARTNERS L.P.
     Pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, the undersigned general partner of Pioneer Resource Partners L.P. (the “Partnership”) desires to amend the certificate of limited partnership of the Partnership filed with the Secretary of State of Delaware on June 19, 2007 and for that purpose submits the following certificate of amendment:
     1. The name of the limited partnership is Pioneer Resource Partners L.P.
     2. The certificate of limited partnership is hereby amended by amending and restating Section 1 thereof in its entirety as follows:
“1. Name. The name of the limited partnership is ‘Pioneer Southwest Energy Partners L.P.’”
     IN WITNESS WHEREOF, the general partner of the Partnership has duly executed this Certificate of Amendment on this 17th day of July, 2007.

PIONEER NATURAL RESOURCES GP LLC Its General Partner
By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
Authorized Person